Exhibit 99.1

                                                          Contact: Paul V. Maier
                                                               Senior VP and CFO
                                                                  (858) 550-7573

      LIGAND REPORTS FINANCIAL RESULTS FOR 2003 AND PROVIDES 2004 GUIDANCE

     -- RECORD REVENUES FOR FOURTH QUARTER PRODUCE FIRST QUARTER OF PROFITS
                              IN COMPANY HISTORY--
      -- NET PRODUCT SALES FOR YEAR INCREASE 110%; TOTAL REVENUES UP 46% --

     SAN DIEGO, CA - MARCH 3, 2004 - Ligand Pharmaceuticals Incorporated (Nasdaq: LGND) today reported total revenues for the year ended December 31, 2003, of $141.1 million, compared to $96.6 million in 2002, an increase of 46%. Loss before the non-cash cumulative effect of a change in accounting principle for the year was $35.5 million ($0.50 per share), compared to $32.6 million ($0.47 per share) in 2002, representing an increase of 9% (6% per share). Including the $2.0 million non-cash cumulative effect of the change in accounting principle (FIN 46-R), net loss for the year ended December 31, 2003, was $37.5 million ($0.53 per share).

     For the fourth quarter ended December 31, 2003, total revenues were $57.6 million, compared to $27.3 million for the same period in 2002, an increase of 111%. Income before the non-cash cumulative effect of a change in accounting principle for the fourth quarter of 2003 was $7.9 million ($0.11 per share or $0.10 per fully diluted share) compared to a net loss of $6.7 million ($0.09 per share) for the same period in 2002. Including the $2.0 million non-cash cumulative effect of the change in accounting principle recorded in the fourth quarter of 2003, net income was $5.9 million ($0.08 per share).

     "Ligand's strong financial results for 2003 reflect the impact of key growth drivers AVINZA(R) and ONTAK(R), and the exercise of Royalty Pharma SERM option, which contributed to the company achieving the first quarter of profits in its history," said Paul V. Maier, Ligand's senior vice president and chief financial officer. "The commercial organization's accelerating product sales growth in 2003, more than double the 2002 results, reflects the success of AVINZA after nine months of co-promotion with Organon and strong prescription demand growth of in-line oncology products ONTAK and Targretin(R) capsules. The accelerating prescription growth of AVINZA, which achieved 3.8% market share in the last full week of December 2003, coupled with significant progress in new pharmacy distribution, managed care acceptance and positive physician acceptance, met or exceeded key 2003 goals. In addition, continued solid other revenues underscore the strength and evolution of Ligand's corporate partner portfolio of product assets."

     Ligand's total net product sales for the year were $114.6 million, compared to $54.5 million in 2002, an increase of 110%. For the fourth quarter of 2003, total net product sales were $42.4 million, compared to $13.9 million for the same period in 2002, an increase of 205%.

     Sales of individual products were:

--------------------------------- -------------- -------------- --------------- ---------------
                                  2003 NET SALES 2002 NET SALES   4Q2003 NET      4Q2002 NET
                                     (MILLION)     (MILLION)    SALES (MILLION) SALES (MILLION)
--------------------------------- -------------- -------------- --------------- ---------------
AVINZA(R)                              $66.2           $12.2           $32.0         $ 2.0
--------------------------------- -------------- -------------- --------------- ---------------
ONTAK(R)(denileukin diftitox)          $34.3           $26.6           $ 7.1         $ 7.4
--------------------------------- -------------- -------------- --------------- ---------------
Targretin(R)(bexarotene) capsules      $10.1           $12.2           $ 2.6         $ 3.6
--------------------------------- -------------- -------------- --------------- ---------------
Targretin gel and                      $ 4.0           $ 3.4           $  .7         $  .8
Panretin(R)(alitretinoin) gel
--------------------------------- -------------- -------------- --------------- ---------------
TOTAL NET PRODUCT SALES               $114.6           $54.5           $42.4         $13.8
--------------------------------- -------------- -------------- --------------- ---------------


     Research and development expenses were $67.7 million for 2003, compared to $58.8 million in 2002, an increase of 15% that resulted primarily from clinical expenses associated with the acceleration of the SPIRIT I and II Phase III studies of Targretin capsules in non-small cell lung cancer. To date, Ligand has fully enrolled more than 1,200 patients required for the two studies, and expects survival data by the end of this year. In the fourth quarter, R&D expenses were $16.5 million, comparable to $16.4 million in the same period of 2002.

     Selling, general, and administrative expenses were $51.7 million for 2003, compared to $41.7 million for 2002, an increase of 24%, due primarily to increased AVINZA sales and marketing expenses. In the fourth quarter, SG&A expenses were $12.4 million, compared to $11.0 million in the same period of 2002, an increase of 13%. Additionally, co-promote expenses for 2003 and the fourth quarter were $9.4 million. "Our R&D and SG&A expenses in the fourth quarter and full year were in line with our expectations and the lower end of our annual guidance given at the beginning of 2003," Maier said.

     Loss from operations was $19.2 million for 2003, compared to $24.2 million in 2002, a decrease of 21%. In the fourth quarter, operating profit was $10.6 million, compared to an operating loss of $5.5 million in the same period of 2002, due to strong product sales growth and the exercise of Royalty Pharma SERM option.

     Effective December 31, 2003, Ligand implemented Financial Accounting Standards Board Interpretation No. 46 (R) "Consolidation of Variable Interest Entities." As a result of this accounting change, Ligand consolidated Nexus Equity VI LLC, the entity from which the company leases one of its corporate office buildings, and recorded a $2.0 million one-time non-cash cumulative effect of a change in accounting principle.

     Net cash generated from operations for the fourth quarter of 2003 was $9.2 million. As of December 31, 2003, Ligand had cash, cash equivalents, short-term investments and restricted cash of $100.7 million, compared to $74.9 million at the end of 2002, an increase of 34%, that resulted primarily from the completion of a private placement during the third quarter with net proceeds of $45 million and positive operating cash flow of $9.2 million generated during the fourth quarter of 2003.

AVINZA UPDATE

     "AVINZA had a very strong fourth quarter," Maier said. "Total prescriptions increased 91% (based on IMS NPA monthly data, which does not include institutional use in hospitals, Federal facilities and other non-retail outlets) compared to the prior quarter, reflecting continued accelerating growth. In addition, our weekly prescription market share of 3.8% for the last full week of December 2003 was at the high end of our goal to achieve 3-4% `run rate' as we exited 2003, and achieving our goal of becoming the third largest proprietary brand in the sustained-release opioid market. Since co-promotion began, our uptake in prescriptions has increased ten-fold and been comparable to that of the two market leaders at similar stages of their launches, and we believe that results will continue to improve as formulary access, retail pharmacy, distribution, and Organon's primary care sales force productivity also improve."

     Ligand estimates that AVINZA retail pharmacy stocking expanded to approximately 20,000 to 21,000 pharmacies at year end, up from 15,500 to 16,500 at the end of the third quarter and ahead of the company's goal to have AVINZA available for patients in at least 18,000 to 20,000 pharmacies by year end. "We estimate that about 60-70% of AVINZA's fourth quarter sales of $32.0 million were covered by prescription demand across all segments (with the balance related to expanding retail pharmacy, wholesale, and chain distribution), and expect this percentage to increase further in 2004," Maier said. "Fourth quarter was a pleasingly strong quarter of demand-driven growth for AVINZA, but sales were also favorably impacted by several wholesalers' strong purchases prior to a January 1, 2004, price increase. While purchases were limited for good inventory management and supply reasons, we would still expect some effect on wholesaler purchases in the next quarter."

     Ligand and Organon continued to make substantial progress in increasing access to AVINZA in managed care. AVINZA now enjoys preferred national formulary status with pharmacy benefits managers that cover more than 175 million lives, and Ligand expects this to improve further as several pending contracts are executed.

     In addition, as of February 2004, Ligand estimates that 42 state Medicaid programs cover AVINZA without restrictions. Cumulatively, 14 states have placed AVINZA in a preferred formulary position relative to at least one of the market leaders. Key formulary additions over the past 90 days include California, Tennessee and Texas, three of the top five Medicaid states.

UPDATE ON IN-LINE ONCOLOGY PRODUCTS

     "We are pleased with unit demand growth and sales of ONTAK, which hit a record of $34.3 million (an increase of 29% compared to 2002), based on expanded clinical data and increasing use in CTCL, chronic lymphocytic leukemia, non-Hodgkin's lymphoma and graft-versus-host disease," Maier said. Demand for ONTAK (as measured by unit shipments to end users) demonstrated sustained growth, increasing 22% for 2003 compared to the prior year. ONTAK unit growth over prior year slowed in the fourth quarter of 2003, while prescriptions for Targretin capsules in the fourth quarter resumed a modest growth trajectory, contributing to an overall increase of 14% for the full year 2003, compared to 2002 (based on IMS NPA data).

     "Net sales of ONTAK and Targretin capsules in the fourth quarter were negatively impacted by increased chargebacks and rebates reflecting changes in our patient mix and evolving reimbursement rates. We continue to study recently enacted changes to 2004 Centers for Medicare and Medicaid Services reimbursement rates (ONTAK) and Section 641 of the Medicare Prescription Drug Improvement and Modernization Act relating to anti-cancer drugs (Targretin). Early assessments indicate a much improved patient access for Targretin capsules and increased challenges for a small sub-segment of our ONTAK/Medicare patients in 2004 and 2005."

FINANCIAL OUTLOOK FOR 2004

         "We believe Ligand's net product sales will continue to accelerate in 2004, based on solid end-user demand for our in-line oncology products and the full year benefit of greatly increased sales and marketing capabilities and investments behind AVINZA," Maier said. For the year, Ligand expects:

o    Total revenues between $240 and $265 million

o Net product sales between $210 and $230 million, with AVINZA product sales approximately two-thirds. AVINZA weekly retail Rx market share exiting December 2004 between 6-7%. Gross margin on overall product sales estimated at 79-81%

o Total operating expenses between $180 and $195 million (excluding cost of products sold but including co-promotion expenses)

o    Full year operating income between $20 and $25 million

o    Basic EPS of $.12 to $.19 per share.

     While the company expects full-year positive profits and EPS consistent with guidance for 2004, Ligand continues to expect at least one quarter of losses prior to consistent profitability with first half losses and second half strong profits. The Company views 2004 as the transition year to a high-growth, profitable biopharmaceutical business with tremendous strength of product assets to drive that growth going forward.

HIGHLIGHTS OF FOURTH QUARTER 2003 AND EARLY 2004

o LIGAND, ROYALTY PHARMA AMEND SERM ROYALTY AGREEMENT. Royalty Pharma exercised an option on October 1, 2003, to pay Ligand $12.5 million in exchange for .7% of potential future sales of three SERMs (selective estrogen receptor modulators) nearing completion of Phase III development at Pfizer and Wyeth. The SERMs are lasofoxifene, in Phase III studies for osteoporosis at Pfizer, and bazedoxifene and bazedoxifene/Premarin(R), which are in Phase III trials at Wyeth for osteoporosis and hormone replacement therapy.

o LIGAND EARNS MILESTONES AS WYETH ADVANCES NSP989 INTO PHASE II STUDIES FOR CONTRACEPTION. NSP989 is a non-steroidal progestin resulting from Ligand's research collaboration with Wyeth.

o LIGAND, TAP AGREE TO EXTEND R&D COLLABORATION TO DISCOVER AND DEVELOP NOVEL SARM DRUGS. The TAP/Ligand collaboration, which began in 2001, has been extended for an additional year. The collaboration already has SARM (selective androgen receptor modulator) molecules in advanced preclinical development for the treatment of androgen-related diseases and disorders such as hypogonadism, osteoporosis, male and female sexual dysfunction, and frailty.

o ONTAK SHOWS POTENTIAL TO TREAT CLL, NHL, AND GVHD. ONTAK may benefit patients with chronic lymphocytic lymphoma (CLL), B- and T-cell non-Hodgkin's lymphoma (NHL), and graft-versus-host disease (GVHD) according to four abstracts from the annual meeting of the American Society of Hematology.

o LIGAND AND LILLY REVIEW PHASE II DATA AND CONFIRM LILLY'S DECISION TO ADVANCE LY519818 INTO PHASE III STUDIES FOR TYPE II DIABETES. LY519818 is a novel, potent, oral once-daily modulator, resulting from Ligand's research collaboration with Lilly, for the treatment of type II diabetes.

o        Web Cast Conference Call

     Ligand will host a live web cast, open to all interested parties, of a conference call during which Ligand management will discuss this news release. The web cast will be available at HTTP://WWW.LIGAND.COM (investor relations page) and at HTTP://WWW.STREETEVENTS.COM on Wednesday, March 3, at 8:30 a.m. Eastern time (5:30 a.m. Pacific), and will be archived for 30 days.

ABOUT LIGAND

     Ligand discovers, develops and markets new drugs that address critical unmet medical needs of patients in the areas of cancer, pain, skin diseases, men's and women's hormone-related diseases, osteoporosis, metabolic disorders, and cardiovascular and inflammatory diseases. Ligand's proprietary drug discovery and development programs are based on its leadership position in gene transcription technology, primarily related to Intracellular Receptors (IRs) and Signal Transducers and Activators of Transcription (STATs). For more information, go to WWW.LIGAND.COM.


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

CAUTION REGARDING FORWARD-LOOKING STATEMENTS

This news release contains certain forward-looking statements by Ligand that involve risks and uncertainties and reflect Ligand's judgment as of the date of this release. These statements include those related to the outlook for 2004 financial performance; revenue, product, sales and prescription demand growth; evolution of partner product assets; clinical survival data; AVINZA goals and market leader comparability; sales and marketing efforts; wholesaler purchases; managed care access; covered lives and Medicare/Medicaid reimbursement. Actual events or results may differ from Ligand's expectations. There can be no assurance that Ligand will achieve its outlook for 2004; increase revenues or margins or achieve future profitability; that the results from the periods discussed in this release will be indicative of results for future periods; that Ligand will receive any milestone payments for the discovery and/or development of any partner drugs; that results of any clinical study will be favorable or confirmed by later studies; that products under development by Ligand or any of its collaborative partners will receive marketing approval; that there will be a market for the drugs if successfully developed and thereafter approved; that collaborative or co-promotion arrangements will be successful or continued; that AVINZA or any of our oncology products will achieve expected sales or continue to grow. Additional information concerning these and other risk factors affecting Ligand's business can be found in prior press releases as well as in Ligand's public periodic filings with the Securities and Exchange Commission, available via Ligand's web site at http://www.ligand.com. Ligand disclaims any intent or obligation to update these forward-looking statements beyond the date of this release. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

                                      # # #

                       LIGAND PHARMACEUTICALS INCORPORATED

                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (unaudited)
                      (in thousands, except per share data)

                                                                     THREE MONTHS ENDED                    YEAR ENDED
                                                                        DECEMBER 31,                       DECEMBER 31,
                                                              ----------------------------------------------------------------------
                                                                   2003               2002              2003              2002
                                                              ----------------   ---------------  -----------------  ---------------
REVENUES:
   Product sales                                              $      42,394      $     13,875     $      114,632     $     54,522
   Collaborative research and development
      and other revenues                                             15,214            13,447             26,508           42,118
                                                              ----------------   ---------------  -----------------  ---------------
         Total revenues                                              57,608            27,322            141,140           96,640
                                                              ----------------   ---------------  -----------------  ---------------
OPERATING COSTS AND EXPENSES:
   Cost of products sold                                              8,667             5,519             31,618           20,306
   Research and development                                          16,483            16,370             67,679           58,807
    Selling, general and administrative                              12,448            10,975             51,661           41,678
   Co-promotion expense                                               9,360                --              9,360               --
                                                              ----------------   ---------------  -----------------  ---------------
         Total operating costs and expenses                          46,958            32,864            160,318          120,791
                                                              ----------------   ---------------  -----------------  ---------------
Income (loss) from operations                                         10,650            (5,542)          (19,178)          (24,151)

Other expense, net                                                    (2,702)           (1,186)          (16,279)           (8,445)
                                                              ----------------   ---------------  -----------------  ---------------
Income (loss) before cumulative effect of change in
accounting principle                                                   7,948            (6,728)          (35,457)          (32,596)
Cumulative effect of changing method of accounting for
variable interest entity (1)                                          (2,005)               --             (2,005)              --
                                                              ----------------   ---------------  -----------------  ---------------
Net income (loss)                                             $        5,943          $ (6,728)        $  (37,462)        $(32,596)
                                                              ================   ===============  =================  ===============

BASIC (AND DILUTED FOR THREE MONTHS ENDED DECEMBER 31, 2002,
   AND YEAR ENDED DECEMBER 31, 2003 AND 2002) PER
   SHARE AMOUNTS:

Net income (loss) before cumulative effect of change in
  accounting principle                                         $        0.11     $        (0.09)  $        (0.50)     $       (0.47)
Cumulative effect of change in accounting principle                    (0.03)          --                  (0.03)             --
                                                              ----------------   ---------------  -----------------  ---------------
Net income (loss)                                             $         0.08     $        (0.09)  $        (0.53)    $        (0.47)
                                                              ================   ===============  =================  ===============
DILUTED PER SHARE AMOUNTS:
Net income before cumulative effect of change in
accounting principle                                           $        0.10
Cumulative effect of change in accounting principle                    (0.02)
                                                              ----------------
Net income (loss)                                              $        0.08
                                                              ================
WEIGHTED AVERAGE SHARES USED TO COMPUTE NET INCOME
   (LOSS) PER SHARE:

Basic                                                                73,098            71,410             70,685           69,119
                                                              ================   ===============  =================  ===============
Diluted (2)                                                         100,877
                                                              ================

(1) Represents the cumulative effect of the accounting change recorded in connection with the adoption of FIN 46-R on December 31, 2003.

(2) Includes common shares that would be issued upon the conversion of convertible notes and the exercise of outstanding warrants and stock options.

                       LIGAND PHARMACEUTICALS INCORPORATED

                           CONSOLDIATED BALANCE SHEETS
                                 (in thousands)


                                                          DECEMBER 31, 2003          DECEMBER 31, 2002
                                                        -----------------------  --------------------------
ASSETS
Current assets:
   Cash, cash equivalents and short-term investments        $       99,034           $       64,248
       ($9,204 and $8,998 restricted at December 31,
        2003, and 2002, respectively)
   Other current assets                                             31,123                   19,505
                                                        -----------------------  --------------------------
     Total current assets                                          130,157                   83,753
Restricted investments                                               1,656                   10,646
Property and equipment, net                                         23,501                    9,672
Acquired technology and product rights, net                        137,857                  148,546
Other assets                                                         8,084                   17,992
                                                        -----------------------  --------------------------
                                                            $      301,255           $      270,609
                                                        =======================  ==========================

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities                                         $       54,049           $       30,535
Long-term debt                                                     167,408                  155,250
Other long-term liabilities                                          8,518                   10,809
Stockholders' equity                                                71,280                   74,015
                                                        -----------------------  --------------------------
                                                            $      301,255           $      270,609
                                                        =======================  ==========================




                                       9